EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-1, Amendment No. 1, and related Prospectus of Patient Safety Technologies, Inc. for the registration of 5,950,171 shares of common stock and to the incorporation therein of our report dated May 16, 2007, with respect to the consolidated financial statements and schedule of Patient Safety Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California
December 19, 2007